CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	EXHIBIT 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2018, relating to (1) the consolidated financial statements and financial statement schedule of DowDuPont Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs and an emphasis of a matter paragraph regarding the merger of The Dow Chemical Company and E. I. du Pont de Nemours and Company), and (2) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Midland, Michigan

September 5, 2018